Exhibit 99.1

Contact: Elizabeth Goode Director, Corporate Development Phone: (661) 295-5600 ext 2632 Fax: (661) 554-0109 Email: GoodeE@3dsystems.com	3D Systems 26081 Ave Hall Valencia, CA 91355 www.3dsystems.com

PRESS RELEASE

3D Systems Announces Conversion of all of its 7% Convertible Subordinated Debentures into Common Stock

VALENCIA, California, January 3, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that all of its outstanding 7% Convertible Subordinated Debentures due 2006 had been converted by their holders into shares of the Company’s Common Stock as of December 30, 2004 in connection with its previously announced conditional call for redemption of these Debentures.

As a result of the conversion of the entire $10 million aggregate principal amount of these Debentures, the Company issued 833,312 shares of its common stock to the holders of the Debentures.

The Company expects to reduce its annual interest expense by $700,000 as a result of the conversion of these Debentures.  The Company also paid approximately $173,000 from its available cash covering accrued and unpaid interest on the Debentures to the December 30 conversion date and for fractional shares of Common Stock issuable upon conversion of the Debentures.

“We are pleased that our improved operating results over the past four quarters enabled us to call successfully for the redemption of our 7% Convertible Subordinated Debentures at the earliest possible call date,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “We are equally pleased with the confidence in our performance that was expressed by the holders of these Debentures by their electing to convert them into Common Stock.  Conversion of these Debentures further enhances our financial strength and flexibility and is not expected to have a material impact on earnings per share for 2004 or 2005.  The conversion of these Debentures is another step in our ongoing effort to utilize our improving operating results to reduce debt and enhance our flexibility to make investments that will provide future value to our customers and stockholders.”

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the

Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems

Founded in 1986, 3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as to produce functional end-use parts:  Transforming the way people design, develop and manufacture products.

More information on the Company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com

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